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Exhibit (n)(3)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of New Mountain Guardian (Leveraged), L.L.C. and
To the Partners of New Mountain Guardian Partners, L.P.:

          We have audited the combined statements of assets, liabilities and capital, including the combined schedules of investments, of New Mountain Guardian (Leveraged), L.L.C. and New Mountain Guardian Partners, L.P. (the "Entities"), as of December 31, 2010, and 2009, and the related combined statements of operations, changes in capital, and cash flows for the years ended December 31, 2010 and 2009 and for the period October 29, 2008 (commencement of operations) to December 31, 2008, and have issued our report dated February 25, 2011 (March 28, 2011 as to Note 12) (included elsewhere in this Registration Statement). Our audit also included the information as of December 31, 2010 and 2009, appearing under the caption "Senior Securities" on page 110 of the Prospectus. This information is the responsibility of the Entities management. Our responsibility is to express an opinion based on our audits. In our opinion, the information as of December 31, 2010 and 2009, appearing under the caption "Senior Securities" on page 110 of the Prospectus, when considered in relation to the basic financial statements taken as a whole, is presented fairly in all material respects.

/s/ Deloitte and Touche LLP

New York, New York
March 28, 2011

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  Exhibit (n)(3)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM